MICHAEL JOHNSON & CO., LLC
Certified Public Accountants & Consultants
9175 E. Kenyon Avenue, #100
Denver, CO  80237
Telephone 303/796-0099
Fax 303/796-0137


August 22, 2000



Mr. Charles Stout, President
NELX, Inc.
10525 W. 23rd Place
Lakewood, CO 80215

Dear Mr. Stout:

This is to confirm that the client-auditor relationship between Nelx, Inc. (commission File Number 0-21210) and Michael Johnson & Co., LLC has ceased.

Sincerely,


/s/ Michael Johnson, President

MICHAEL JOHNSON & CO., LLC